UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2015

BLOUNT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11549	63 0780521
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon		97222-4679
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (503) 653-8881
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-e-4(c))

ITEM 5.02 Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Effective July 30, 2015 the Board of the Corporation, pursuant to Article III, Section 2 of the Corporation’s By-laws, by unanimous written consent, fixed the number of directors of the Corporation at ten (10).  In accordance with the recommendation and nomination by the Nominating & Corporate Governance Committee, the Board elected Mr. Max L. Lukens as a Director to fill that newly created tenth Board position.

Mr. Lukens, 67, is an Independent Director of Westlake Chemical Corporation, a public company and international manufacturer and supplier of petrochemicals and building products, since August 2004. He also serves as a Director of Westlake Chemical Partners, a limited partnership formed by Westlake Chemical Corporation to operate, acquire, and develop facilities for the processing of natural gas liquids as well as other qualifying activities, since August 2014. Mr. Lukens served as a director of The Pep Boys-Manny, Moe & Jack, a public company and nationwide automotive parts retail and service chain from August 2006 until October 2007 and again as Chairman of the Board from June 2009 until September 2011. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc., a company primarily engaged in the design, manufacture, and service of military tactical vehicles, from May 2004 until May 2006. Mr. Lukens served as Chairman of the Board, President and Chief Executive Officer for Baker Hughes Incorporated, an oilfield services company, from 1997 to January 2000; where he held various roles in the company since 1981.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1	Press release dated July 31, 2015 issued by Blount International, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

Dated: July 31, 2015	By:	/s/ Chad E. Paulson
Chad E. Paulson
Vice President, General Counsel & Secretary

________________________________________________________________________________________________________________________

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated July 31, 2015 issued by Blount International, Inc.